Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the date set forth above the signatures to this Agreement, by and between Lincolnway Energy, LLC (the “Company”), and Mike Hollenberg (“Employee”).

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, all upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital and the mutual agreements set forth in this Agreement, the Company and Employee agree as follows:

1.    Employment; Duties.  The Company hereby employs Employee, and Employee hereby accepts such employment, all upon and subject to the terms and conditions set forth in this Agreement and upon and to the terms and conditions of any employee handbook or other employee guidelines, rules or regulations as may be adopted by the Company from time to time (as the same may be amended or restated by the Company from time to time, the “Employee Guidelines”).  In the event, however, of any conflict or inconsistency between any of the terms and conditions of this Agreement and of the Employee Guidelines, the terms and conditions of this Agreement shall govern and control to the full extent of such conflict or inconsistency.  Without limiting the generality of the preceding sentence, the term and termination of Employee’s employment by the Company and the confidentiality, developments, nondisparagement and noncompete covenants of Employee shall be governed exclusively by this Agreement.

Employee shall provide such services and have such duties and responsibilities with respect to the Company’s and the Affiliates’ (as that term is defined below) businesses as are assigned or determined from time to time by the Managers of the Company (the “Managers”).  The term “Affiliate” for purposes of this Agreement means any entity which, directly or indirectly, controls the Company, is controlled by the Company or is under common control with the Company.

Employee’s services, duties and responsibilities shall, however, always include the following:

(a)   Employee shall serve as the President of the Company and shall have such duties and authority in that capacity as are provided in, or as may otherwise be established in or in accordance with, the Second Amended and Restated Operating Agreement of the Company (as the same may be amended or restated from time to time, the “Operating Agreement”).

(b)   Employee shall impart and provide to the Company the full knowledge, information and experience of Employee regarding the Company’s and the Affiliates’ businesses.

(c)   Employee shall assist the Company with the ongoing promotion, development, operation and conduct of the Company’s and the Affiliates’ businesses, including with respect to establishing, enhancing and maintaining the goodwill of the Company, the Affiliates and their businesses and the Company’s and the Affiliates’ relationships and dealings with existing and prospective customers, suppliers, marketers, employees and others having business dealings or relations with the Company or the Affiliates.

Employee shall be subject in all events to the supervision, direction and control of the Managers.

2.    Compensation.  As Employee’s entire compensation under this Agreement, Employee shall have and receive the following, subject to the terms of this Agreement and to any applicable withholding and other applicable employment and other taxes:

(a)   Employee shall receive an annual salary commencing from and as of the date of this Agreement in the amount specified in Schedule 1 to this Agreement, payable in arrears, in equal bi‑weekly installments and otherwise in accordance with the Company’s payroll practices as established by the Company from time to time.  Any installment of salary which is payable with respect to less than a full payment period will be prorated on a day‑to‑day basis over that period of time.  The amount of the annual salary set forth in Schedule 1 may be reviewed by the Company from time to time, and may be left unchanged or increased based on any such review.  Any change in the amount of the annual salary may be reflected by the Company entering such change upon the Company’s copy of Schedule 1 or by the Company substituting a new Schedule 1 therefor, and, in either case, providing a copy of such revised or new Schedule 1 to Employee.

(b)   Subject to the following, Employee shall receive the following bonuses for the fiscal years ending, respectively, September 30, 2019 (the “2019 Fiscal Year”) and September 30, 2020 (the “2020 Fiscal Year”):

(1)   The bonus for the 2019 Fiscal Year (the “2019 Bonus”) shall be the amount that is one percent (1%) of the 2019 Adjusted Net Income (as that term is defined below) from the first date of employment until September 30, 2019.  The term “2019 Adjusted Net Income” means the Net Profit or Net Loss, as the case may be, of the Company from the first day of employment until the end of the 2019 Fiscal Year less a prorated $4,000,000 for the number of days employed during the fiscal year.  The 2019 Bonus, if payable, shall be paid on or before December 31, 2019.

(2)   The bonus for the 2020 Fiscal Year (the “2020 Bonus”) shall be the amount that is one percent (1%) of the 2020 Adjusted Net Income (as that term is defined below).  The term “2020 Adjusted Net Income” means the Net Profit or Net Loss, as the case may be, of the Company for the 2020 Fiscal Year less $4,000,000.  The 2020 Bonus, if payable, shall be paid on or before December 31, 2020.

(3)   A $20,000.00 bonus will be paid for each fiscal quarter that Lincolnway’s EBITDA is in the top 25 percent of the Christianson Benchmarking Survey for its Peer Group.  The bonus will be paid within 30 days after receipt of the report from Christianson.

All determinations and calculations of and regarding the 2019 Bonus and the 2020 Bonus shall be made and determined from, and based upon, the audited financial statements of the Company for, respectively, the 2019 Fiscal Year and the 2020 Fiscal Year, including the Net Profits or Net Losses, and such audited financial statements shall be binding upon the Company and Employee for purposes of determining and calculating the 2019 Bonus and the 2020 Bonus.

Employee must be employed by the Company on the last day of the 2019 Fiscal Year in order to be eligible for and to receive any 2019 Bonus, and on the last day of the 2020 Fiscal Year in order to be eligible for and to receive any 2020 Bonus.

(c)   Employee may receive such other bonuses or other forms of performance based or incentive compensation as the Company may determine, in its sole discretion, to pay to Employee from time to time.  Any such other bonus or performance based or incentive compensation shall be set forth in a written addendum to this Agreement that is executed by the Company and Employee.  Employee acknowledges that Employee has not received any guarantees or other assurances regarding the payment of any bonuses or other forms of performance based or incentive compensation, other than as provided in subparagraphs (b) and (c) immediately above, and that Employee accordingly may not receive any other bonuses or any other forms of performance based or incentive compensation.

(d)   Employee shall have the right (but shall not be obligated) to receive or participate in any fringe benefits or other programs as may be adopted or provided by the Company from time to time, in its sole discretion, for the benefit of its employees generally (such as medical, dental, disability or life insurance programs or 401(k) or other retirement plans or programs); subject, however, in all events to Employee’s compliance with and satisfaction of all eligibility, qualification, participation and other rules, regulations, policies, conditions and requirements as are part of, or as are adopted by the Company in connection with, any such fringe benefits or programs.  The Company shall also have the right to amend, modify, terminate or otherwise change or discontinue any and all such fringe benefits or programs at any time and from time to time, in its sole discretion.

(e)   Employee shall receive a monthly vehicle allowance of $1,000.00 per month.  Payment shall be in equal bi‑weekly installments or otherwise in accordance with the Company’s payroll practices as established by the Company from time to time

(f)   Employee may be provided with, or with the use of, a cellular phone, computer and any such other equipment or services as may be determined from time to time by the Company and for such period of time and upon such other terms and conditions as may be determined from time to time by the Company, all in the Company’s sole discretion.

The Company may elect to have a third person administer all or any part of the salary or other amounts payable under this Agreement to Employee or any of the fringe benefits or programs available to Employee from time to time, and any such person may also be the sponsor or owner of any such fringe benefits or programs.  Employee acknowledges that Employee may also be deemed to be an employee of such person.  Without limiting the generality of the foregoing, any such person may be responsible for all payroll matters, including the payment of salary and the withholding of all applicable employment and other taxes, and may have full ownership and sponsorship of all insurance and all 401(k) and any other retirement plans or programs.  Employee agrees to execute any and all documentation as may be reasonably required from time to time by any such person.

Notwithstanding any term or condition of this Agreement that may appear to be to the contrary, all salary, bonuses or other performance based or incentive compensation and other amounts payable by the Company to Employee under this Agreement shall be treated and designated in accordance with all applicable tax laws, rules, regulations and requirements, including as “guaranteed payments” to the extent required under such laws, rules, regulations and requirements during any period of time that Employee also owns units of the Company.  For example, in the latter circumstance, the salary and any bonuses or performance based or incentive compensation paid by the Company to Employee may be “guaranteed payments”, in which case the Company shall not withhold on such payments and Employee shall be responsible for the payment of all self‑employment and other taxes on such payments.

3.    Personal Leave, Vacation and Other Absences.  Employee shall be entitled to such number of days or hours per calendar year for vacation, sickness or accident or personal leave as may be provided from time to time in the Employee Guidelines, all without reduction in the salary or other compensation otherwise due Employee under this Agreement (“PTO”); provided, however, that Employee shall be deemed to be a full time employee with 5‑10 years of service for PTO purposes, and PTO shall be prorated on a day‑to‑day basis over any period of time that is less than a full calendar year.

Employee shall cooperate with the Managers and the other officers of the Company in reasonably scheduling the specific dates for any vacation or any personal days that are unrelated to sickness or accident, and Employee shall advise the Managers of the specific dates desired by Employee for any vacation or personal days with as much advance notice as is practicable.  Employee shall not, however, be entitled to utilize any days for vacation if Employee is then in breach of or default under this Agreement, or if notice of termination of this Agreement has been given by either Employee or the Company to the other.

The Managers may grant Employee such additional personal days, vacation days or other leaves of absence, with or without compensation, at such time or times, and upon such other terms and conditions as the Managers may determine from time to time, in their sole discretion.

Any absences in excess of the number of days or hours authorized by this Section may, at the option of the Managers, and without limiting any other rights or remedies of the Company, result in a day‑to‑day reduction in Employee’s then current salary under Section 2(a) and a pro rata or other proportionate reduction in any bonus, performance based or incentive compensation under Sections 2(b), 2(c) or 2(d).

4.    Expenses.  Employee is authorized to incur costs and expenses on behalf of the Company, or to be reimbursed by the Company, as the case may be, for such costs and expenses, if the costs and expenses are appropriate to the Company’s normal and ordinary course of business and are reasonable in amount, and provided that Employee complies with such expense reporting and expense reimbursement or payment requirements as may be established by the Company from time to time.

Employee shall be responsible for all costs and expenses related to obtaining and maintaining in full force and effect during Employee’s employment under this Agreement, a policy or policies of general and automobile liability insurance in an aggregate amount, including excess or umbrella coverage, of not less than $1,000,000.  Employee shall provide the Company with satisfactory evidence of the insurance required by the preceding sentence upon each request of the Company.

5.    Additional Duties and Responsibilities; Performance of Duties and Responsibilities.  Employee shall devote Employee’s best efforts and full time, attention and energies to the performance of Employee’s services, duties and responsibilities under this Agreement; provided, however, that this Section shall not prohibit Employee from any of the following so long as they do not interfere with Employee’s services, duties and responsibilities under this Agreement:  (i) the conduct to a reasonable extent of charitable, religious, fraternal and civic activities; (ii) the making of passive, personal investments; or (iii) serving as a member of the board of directors or in a similar capacity not involving substantial time or energies of Employee for other entities; provided, however, that Employee shall not accept any such position without the prior approval of the Managers, which approval may be delayed, conditioned or withheld in the sole discretion of the Managers.  This paragraph is not intended to, and does not, modify, amend, limit or restrict the covenants set forth in Sections 6, 7, 8 or 9.

Employee agrees as follows:

(a)   Employee shall provide such services for or on behalf of, and have such duties and responsibilities with respect to, the Affiliates as are provided in this Agreement and as are otherwise determined by the Managers from time to time.

(b)   Employee shall perform all of Employee’s services, duties and responsibilities with sound and reasonable business judgment and in a businesslike, professional, lawful and non‑negligent manner.

(c)   Employee shall promptly notify the Managers of any material complaints, demands or other issues, problems or matters raised by, or that arise or develop with, any customer, marketer, supplier, employee or other person having any dealings with the Company or any Affiliate.

(d)   Employee shall recognize and honor, both during and after the term of this Agreement, the exclusive right, title and ownership of the Company and the Affiliates in and to all trademarks, service marks, trade names, copyrights, patents, proprietary and confidential information, trade secrets and all intellectual and other properties used by the Company and the Affiliates in connection with their businesses.

(e)   Employee shall not engage in any negligent, deceptive, fraudulent, illegal or other improper activities, including misappropriating any funds of the Company or any Affiliate or providing any false, deceptive or fraudulent information to the Company or to any customer, marketer, supplier or other person dealing with the Company or any Affiliate.

(f)   Employee shall not, during the term of this Agreement or at any time thereafter, negligently, knowingly or intentionally do or say any act or thing, or omit to do or say any act or thing, which may impair, damage or destroy the goodwill or reputation of the Company or any Affiliate or that is otherwise detrimental to the Company, any Affiliate or their businesses.

(g)   Employee shall not solicit or accept, whether during or after the term of this Agreement, or directly or indirectly, any payment, remuneration or other financial or other form of compensation or benefit from any customer, marketer, supplier or other person, other than the Company or pursuant to Company approved bonus or incentive plans, in connection with or by reason of the Company’s or any Affiliate’s business or Employee’s employment by the Company.

(h)   Employee shall prepare and maintain all records required by the Company from time to time, and in all events all records which are necessary or appropriate to Employee’s services, duties, responsibilities and activities under this Agreement.  All such records shall be (i) true, correct and complete in all material respects, (ii) the sole property of the Company, (iii) provided to the Company upon each request therefor, and (iv) delivered and surrendered to the Company by Employee upon any termination of this Agreement.

(i)   Employee shall not cause the Company or any Affiliate to become in breach or nonfulfillment of, or default under, any governmental consent, approval, permit or license or any agreement or understanding with any person, including any customer, marketer or supplier of the Company or any Affiliate.

(j)   Employee shall not incur any costs or expenses or make any agreements, representations or commitments that are not within the authority granted to Employee by this Agreement or as may from time to time be granted by the Managers from time to time.

6.    Confidential Information.  Employee acknowledges and agrees that it is necessary for the Company and the Affiliates to prevent the unauthorized use and disclosure of Confidential Information (as that term is defined below).  Accordingly, and in further consideration for this Agreement, Employee covenants and agrees that Employee shall not, during the term of this Agreement or at any time thereafter (whether this Agreement is terminated by the Company, by Employee or by mutual consent, and for whatever reason or for no reason), directly or indirectly, engage in or take or refrain from taking any action or inaction that may in any way lead to the use or disclosure of any Confidential Information by or to any person, or use or disclose any Confidential Information for Employee’s own benefit.  The sole and only exception is for such uses or disclosures by Employee during the term of this Agreement that are both within the authority granted to Employee by this Agreement or by the Managers and are also otherwise necessary, proper and lawful.

The term “Confidential Information” means all information in any form that is proprietary or confidential to the Company or any Affiliate, whether regarding their services, products, business or otherwise, and whether received, obtained, compiled, observed, developed or prepared by Employee before or after the date of this Agreement and whether or not designated as such when received, obtained or observed by Employee.  “Confidential Information” includes the following information and/or types of information:

(a)   corporate and business information, including agreements and contractual arrangements; investment, business, growth, expansion, acquisition, disposition or merger opportunities; business plans; business projections; and similar plans, strategies, tactics, policies and resolutions;

(b)   claims threatened or made by, or other disputes with, other persons;

(c)   pending or threatened mediation, arbitration, litigation or regulatory proceedings and the status of those proceedings;

(d)   legal advice regarding any of the matters noted in the two preceding subparagraphs;

(e)   marketing or sales information, including fee, price and discount lists; and sales, licensing, products or services agreements, plans, strategies or methods;

(f)   past, existing and prospective customers, marketers, suppliers and vendors; past, existing and prospective customer, marketer, supplier and vendor lists, prospects or market research data; terms of agreements; and all other past, existing and prospective customer, marketer, supplier or vendor information, including contract, renewal, rate and pricing information;

(g)   financial and accounting information and projections, including financial statements; cost and performance data; debt arrangement; debt or financial results and condition; revenues, net income and cash flow; capital or debt needs; equity structure; and investors and holdings;

(h)   operational information, including business plans and all information related to services, products, techniques, processes, procedures, systems, methods of production, methods of analysis, software (both object code and source code), software (both object code and source code) under development, inventions, experimental or research or development work and know‑how;

(i)   all trade secrets or intellectual properties;

(j)   passwords or access codes to computers and computer systems;

(k)         employee and personnel information, including lists; resumes; personal data; organizational structure; salaries and benefits; performance information; performance evaluations; and personally identifiable information or medical or health related information;

(l)   methods and procedures for analyzing, interpreting, and developing reports and recommendations regarding past, existing or prospective customers, marketers or industry data and information; and

(m)          all information provided to or obtained by Company or any Affiliate under any restrictions as to use, reproduction or further disclosure.

The term “Confidential Information” shall not include such portion of any information that (i) becomes publicly known through no breach of this Agreement or unlawful or other wrongful act or omission by Employee or any other person, but in that event limited solely to that part of the information that is publicly known; (ii) becomes known to Employee after the termination of Employee’s employment by the Company from another person in connection with a bona fide, arm’s length business transaction with that person and such person has the contractual and other legal right to make an unrestricted disclosure of the information in question to Employee, and without a breach of any agreement by Employee or such person; provided, however, that this subclause (ii) shall not be applicable to any transaction between Employee and any then existing or former customer, marketer or supplier of Company or any Affiliate or between Employee and any then existing or former employee, agent or other personnel of Company or any Affiliate; or (iii) is expressly approved for use or release by the prior written authorization of Company, which shall be within Company’s sole discretion.  Employee shall have the burden of proof and must otherwise establish if any information falls within any of subclauses (i) through (iii) in the preceding sentence.  It is Employee’s and the Company’s intent that there shall be no other exclusions or exceptions from what constitutes Confidential Information other than as expressly set forth in this paragraph, and Employee therefore instructs any court or other applicable authority to not apply, or to imply into this Agreement, any other exclusions or exceptions from what constitutes Confidential Information.

Any information that is otherwise Confidential Information shall not be deemed or held to be nonconfidential because any one or more of the individual components thereof are encompassed within any one or more of the exceptions set forth in the preceding paragraph, or because the individual parts or components thereof, without being so combined, do not themselves individually constitute Confidential Information.

Any permitted disclosure by Employee of any Confidential Information must in each event be limited only to responsible individuals of an authorized recipient with a bona fide need to know and, in each such event, to each such individual limited to that portion of the Confidential Information that such individual needs to know.  Any permitted use of any Confidential Information by Employee must in each event be for the sole and exclusive benefit of the Company or the applicable Affiliate, and not for Employee’s own or any other person’s benefit.

The Company acknowledges that Employee may disclose Confidential Information if and to the extent Employee is expressly and affirmatively required to disclose such Confidential Information by court order, governmental action, legal process or by applicable law, rule or regulation; provided, however, that Employee shall first give written notice thereof to the Company and cooperate, at the Company’s cost and expense, in the Company’s and/or the Affiliate’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

All Confidential Information, including any Employee develops, prepares or compiles in performing any of Employee’s services, duties or responsibilities, shall be and at all times remain the sole and exclusive property of the Company or the applicable Affiliate.  All physical reproductions of any nature constituting or pertaining to any Confidential Information, including software, memoranda, notebooks, notes, data sheets and records, shall be surrendered by Employee to the Company immediately upon the termination of this Agreement (whether this Agreement is terminated by the Company, by Employee or by mutual consent, and for whatever reason or for no reason).

Employee will immediately notify the Company of any information that comes to Employee’s attention that indicates there may have been any improper use or disclosure or any other loss of confidentiality of any Confidential Information, and upon discovery of such information or of any unauthorized use or disclosure of any Confidential Information, Employee shall take such steps as are designated by the Company or the applicable Affiliate to prevent any further use or disclosure thereof and shall otherwise fully cooperate with the Company and/or the applicable Affiliate.

7.    Developments.  The Company reserves to itself all rights, entitlements and benefits of ownership and property of every kind and nature whatsoever (including patent, copyright and trade secret) in, to or arising from any and all Developments (as that term is defined below), including any and all Developments that Employee may develop, reduce to practice, make or conceive, assist in making, developing or conceiving, or otherwise become associated with in any way.  Employee agrees to and acknowledges the Company’s full, sole and exclusive ownership of, and all rights and interests in and to, all Developments.  Employee therefore shall not at any time, directly or indirectly, infringe upon or violate any Developments or dispute, contest or challenge in any way the Company’s full, sole and exclusive ownership of, and all rights and interest in and to, all Developments.

Accordingly, and in further consideration for this Agreement, Employee hereby unconditionally sells, assigns, transfers and conveys to the Company all of Employee’s right, title and interest, if any, in and to all Developments.  Employee will from time to time (whether during or after Employee’s employment by the Company), at the Company’s request and without further consideration, execute and deliver all applications or documents, including regarding patents, trademarks, service marks and copyrights, and take all such other action as the Company may reasonably require, in order to further evidence and to vest and maintain in the Company full and exclusive right, title and interest in and to all Developments.  Employee also hereby irrevocably designates and appoints the Company and each and all of the Managers from time to time as Employee’s agent and attorney‑in‑fact to execute and deliver all such applications and documents and to take all such other actions for and on behalf of Employee.  Nothing in this Agreement is intended, however, to provide or otherwise grant Employee any rights whatsoever in any Developments, but to the extent Employee has or otherwise claims to have any such rights, Employee hereby unconditionally sells and assigns all of such rights to the Company as provided in this Section.

The term “Developments” means any and all concepts, know‑how, discoveries, processes, procedures, methods, improvements, inventions, innovations, software (both object code and source code), hardware, trade secrets, equipment, machines, products, technologies and all other assets, properties and rights of any nature whatsoever, whether tangible or intangible, that are in any way connected with or in any way arise from or relate to (i) the Company’s or any Affiliate’s products, services, business, practice or affairs, (ii) Employee’s employment by the Company or services to or on behalf of the Company or any Affiliate, or (iii) the use of any of the Company’s or any Affiliate’s facilities, technology, products, services or information; and in any event whether or not the Development is made, conceived, developed or reduced to practice during performance of services for the Company or any Affiliate or on the Company’s or any Affiliate’s premises.

The term “Developments” for purposes of this Agreement shall not include any know‑how, processes or procedures that are common to the normal and ordinary course of business of every type of business operations.

The Company reserves the right to make all decisions with respect to all Developments and Patents, in its sole discretion, including whether or not to pursue, or to continue and maintain, any patent on any Development and the terms and conditions of any licensing or other agreement with respect to any Patent (including with respect to the amounts payable to the Company under any such agreement and the term and termination of any such agreement).

8.    Loyalty and Noncompetition.  During the term of Employee’s employment by the Company, Employee shall not, directly or indirectly, at any time or place or to any extent whatsoever, engage or invest in any business or in any activity that is, directly or indirectly, competitive with or adverse to any of the products, services, business, practice or affairs of the Company or any Affiliate, whether on Employee’s own behalf or for any other person, and whether as a partner, officer, director, shareholder, member, employee, consultant, independent contractor, agent or otherwise.

As further consideration for this Agreement, Employee also covenants and agrees that, during the Noncompete Period (as that term is defined below), Employee will not, directly or indirectly, solicit or contact (whether on Employee’s own account or for another) any employee or agent of the Company or any Affiliate for purposes of employing or engaging such employee or agent, or employ or engage any employee or agent of the Company or any Affiliate, excepting only any employees or agents whose employment or engagement by the Company or the Affiliate in question was terminated at least twelve months prior to Employee’s solicitation, contacting, employment or engagement of such employee or agent.

The term “Noncompete Period” means the period of time commencing with the effective date of the termination of Employee’s employment by the Company, for whatever reason or for no reason, and whether by the Company or Employee, and continuing for a period of 12 months following said date.

9.      Nondisparagement.  Employee will not at any time, during or after the term of Employee’s employment by the Company, directly or indirectly, disparage the Company, any Affiliate or their businesses, including via the Internet or any social media.  The term “disparage” includes degrading, belittling, deprecating, criticizing, discrediting and/or other negative words, gestures, signs, signals or other written, verbal, non‑verbal or other actions or inaction, that may be harmful or detrimental to, or in any way impair, damage or reflect negatively on, the goodwill, reputation or standing of the Company, any Affiliate or their businesses.

10.   Injunction.  A breach or imminent breach of any of Sections 5(d), 5(f), 6, 7, 8 or 9 will be a material breach of this Agreement for which the Company and the Affiliates will have no adequate remedy at law.  The Company’s and the Affiliates’ remedies upon a breach or imminent breach of any of those Sections therefore include the right to preliminary, temporary and permanent injunctive relief restraining Employee from any violation or further violation of those Sections.  Employee waives any requirement that the Company or any Affiliate might otherwise have to post any bond or other form of collateral or surety in order to institute, obtain or maintain any preliminary, temporary or permanent injunctive relief against Employee.

Employee acknowledges, agrees and warrants to the Company, the Affiliates and all other persons that enforcement of a remedy by way of injunction shall not prevent Employee from earning a livelihood or work an undue hardship on Employee, and that injunctive relief is necessary and appropriate to protect the bona fide and justifiable business interests and the livelihood and business of the Company and its Affiliates.

11.   Term and Termination.  The term of this Agreement shall commence on the date of this Agreement and shall continue thereafter until this Agreement is terminated in accordance with any of the following provisions of this Section.

This Agreement may or will be, as the case may be, terminated in accordance with any of the following:

(a)   This Agreement shall terminate automatically upon the death or total disability of Employee.  For purposes of this Agreement, “total disability” means Employee’s inability to perform Employee’s services, duties and responsibilities under this Agreement on a fulltime basis by reason of any physical, emotional, mental or other impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three months; provided, however, that total disability shall not be deemed to exist unless and until the Managers so determine on the basis of such proof and third party medical opinions as the Managers may, in their sole discretion, deem necessary or appropriate.

(b)   This Agreement may be terminated by the Company for Cause, as that term is defined below, effective five days after the giving of written notice thereof by the Company to Employee.  The term “Cause” means any of the following:  (i) any breach or nonfulfillment of, or default under, this Agreement by Employee, which breach, nonfulfillment or default is not capable of cure (which is deemed to include any breach or nonfulfillment of, or default under, any of Sections 5(d), 5(f), 6, 7, 8 or 9), or if capable of being cured, is not cured within 15 days of the giving of written notice thereof by the Company to Employee; (ii) any act or omission by Employee that is or may constitute negligence, recklessness or willful misconduct; (iii) chemical dependency, drunkenness or intoxication or use of unlawful drugs or other similar conduct of or by Employee, except only to the extent any such conduct is treated as a disability under applicable law; (iv) commission of, participation in or aiding and abetting the commission of any illegal act or omission under federal or state laws or any other illegal act or conduct; (v) any fraud, theft, misappropriation or embezzlement by Employee, without any requirement of any conviction, investigation or other action by any federal, state or other authority; or (vi) any act or omission whatsoever of Employee that is detrimental to the business or goodwill of the Company or any Affiliate.  None of the preceding subclauses (i) through (vi) are intended to or shall be interpreted as limiting or restricting any other such subclauses, with each and all such subclauses being cumulative and in addition to the others, and no such subclauses are limited only to actions taken or failed to be taken by Employee during the course of Employee’s employment by the Company.

(c)   This Agreement may be terminated by Employee in the event of any breach or nonfulfillment of, or default under, any term or condition of this Agreement by the Company, which breach, nonfulfillment or default is not fully cured within 15 days (five days in the event of the nonpayment of any amounts payable by the Company under Section 2) after the giving of written notice thereof to the Company by Employee.

(d)   Employee may terminate this Agreement at any time, with or without cause, for any reason or no reason, effective 30 days after the giving of written notice thereof by Employee to the Company.

(e)   This Agreement may be terminated by the Company at any time, with or without cause, for any reason or no reason, effective 30 days after the giving of written notice thereof by the Company to Employee.  The Company may elect, in its sole discretion, to proceed under this subparagraph (e) with respect to any act or omission by Employee or other occurrence which would also allow the Company to give notice under, or to terminate this Agreement pursuant to, any other provision of this Agreement, including under subparagraph (b) immediately above.

Employee shall fully perform and comply with all of the terms and conditions of this Agreement throughout any cure or notice period provided for in any of the preceding subparagraphs (a) through (e).  The Company also reserves the right, however, to have Employee discontinue Employee’s services under this Agreement during the notice period specified in subparagraphs (d) and (e) above.

The Company’s obligation to pay all salary and any bonuses (including any 2019 Bonus or 2020 Bonus), performance based or incentive compensation and any other amounts payable by the Company to or on behalf of Employee under this Agreement (including any payment or reimbursement of any authorized costs or expenses) and to provide any fringe benefits or other programs shall cease automatically upon the effective date of the termination of this Agreement, and the Company shall have no further or continuing obligation therefor, except only that the Company shall remain responsible for providing all such fringe benefits and programs and for paying all salary (including for any unused PTO) through the effective date of the termination of this Agreement.  Any payments payable to Employee pursuant to this paragraph shall be paid on the date they would otherwise be payable pursuant to this Agreement.

Upon the termination of this Agreement, Employee shall also immediately surrender and deliver to the Company any phones, computers, automobiles or other equipment that may have been provided to Employee by the Company pursuant to Section 2(h), with such items to be in good and clean repair and condition, excepting only ordinary wear and tear.

The termination of this Agreement by either the Company or Employee, for whatever reason or no reason, shall not affect any liability or obligation of the Company or Employee under this Agreement which shall have accrued prior to or as a result of such termination, including any liability for loss or damage on account of breach.  The termination of this Agreement, for whatever reason or no reason, shall also not affect any provisions of this Agreement that contemplate performance by or continuing obligations of the Company or Employee following the termination hereof, including the obligations of the Company or Employee, as the case may be, under this Section or Sections 5(d), 5(f), 5(g), 6, 7, 8, 9, 12 and 17, all of which shall continue in effect notwithstanding the termination of this Agreement.

12.   Setoff.  The Company has and hereby reserves the right to setoff against and withhold from any salary, bonus, reimbursements or other amounts that are from time to time due or owing to Employee by the Company under this Agreement any and all amounts of whatever kind or nature as may from time to time be due or owing to the Company or any Affiliate from Employee, including any amounts due or owing to the Company by reason of Employee’s breach or nonfulfillment of, or default under, any term or condition of this Agreement.

13.   Affiliates.  Employee acknowledges and agrees that it is reasonable for the provisions of this Agreement referencing Affiliates to be applicable to the Affiliates and to be for the benefit of and enforceable by the Affiliates given, without limitation, that Employee’s employment by the Company may at times involve one or more of Affiliates, and will provide Employee with access to various information and knowledge of or otherwise regarding the Affiliates.

14.   Representations and Warranties by Employee.  Employee represents and warrants to the Company that Employee is not subject to any other agreement, document or instrument, or any other understanding, whether written or oral, which in any way prohibits, limits or restricts Employee’s right or ability to perform all of the services, duties and obligations of Employee under this Agreement, including any covenants prohibiting Employee from providing any services of any nature to the Company or any Affiliate or any covenants prohibiting Employee  from utilizing any information for the full use and benefit of the Company or any Affiliate.  Employee also acknowledges, and represents and warrants to the Company, that (i) Employee is not relying upon any representation or warranty of the Company or of any other person acting by or on behalf of the Company regarding the potential profitability or success of the Company or Employee’s activities under this Agreement; (ii) Employee has been represented and advised by independent legal counsel in connection with this Agreement and all of the transactions contemplated hereby, or has been advised that Employee should seek and obtain such independent counsel and has been given the opportunity to obtain such counsel; and (iii) Employee has read this Agreement, fully understands its terms and has voluntarily signed the same upon Employee’s own knowledge, information, belief and judgment.

15.   Cumulative and Joint Agreements and Covenants.  The various agreements, covenants and obligations of Employee contained in the various Sections of this Agreement, including Sections 5, 6, 7, 8 and 9, are each, respectively, in addition and cumulative to the others, and are not intended to and do not limit or restrict the agreements, covenants and obligations of Employee contained in any other Section.

16.   Nature of Relationship.  Nothing contained in this Agreement and no action taken or omitted to be taken by the Company or Employee pursuant hereto shall be deemed to constitute the Company or any Affiliate and Employee a partnership, an association, a joint venture or other entity whatsoever.

17.   Indemnification.  Employee shall defend, indemnify and hold the Company, the Affiliates, and their respective managers, directors, officers, members, shareholders, employees and agents harmless from and against any claim, counterclaim, demand, allegation, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, in any way arising in connection with or resulting from any breach of or nonfulfillment of, or default under, any term or condition of this agreement on the part of Employee.

The Company shall defend, indemnify and hold Employee harmless from and against any claim, counterclaim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, in any way arising in connection with or resulting from any breach or nonfulfillment of, or default under, any term or condition of this Agreement on the part of the Company.

If Employee is an officer of the Company, Employee shall also be entitled to indemnification from the Company in Employee’s capacity as an officer of the Company in the circumstances as may be provided in, and to the extent as may be provided in, the Operating Agreement for officers of the Company.

18.   Giving of Notice.  All notices, demands, requests, and other communications desired or required to be given under this Agreement (“Notices”) shall be in writing and shall be given by:  (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, addressed to the address for Notices.

All Notices shall be deemed given upon the earlier to occur of:  (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth above.  All Notices shall be addressed to the addresses set forth below the Company’s and Employee’s signatures to this Agreement, or to such other persons or at such other place as the Company or Employee may by Notice designate to the other as a place for service of Notice.

19.   No Waiver; Modifications in Writing.  No failure or delay on the part of the Company or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Employee at law or in equity or otherwise.  No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by the Company and Employee.  Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

20.   Governing Law.  Employee acknowledges that the principal place of business of the Company is located in, and the operations of the Company are conducted out of, Iowa, and that this Agreement is being made and entered into by Employee and the Company in Iowa.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, but without regard to provisions thereof relating to conflicts of law or choice of law.

21.   Headings and Captions.  The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

22.   Construction.  This Agreement shall not be construed more strongly against the Company or Employee, regardless of who was more responsible for its preparation.

23.   Gender; Number; Terms.  Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.  The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to this entire Agreement and not to any particular section, paragraph or provision.  The term “person” and words importing persons as used in this Agreement include individuals and firms, associations, partnerships, limited partnerships, joint ventures, trusts, corporations and all other types of entities, including public or governmental bodies, agencies or instrumentalities.  The words “include”, “includes” and “including” are used in this Agreement in a nonexclusive manner and fashion, that is so as to include, but without limitation, the facts, items or matters in question.

24.   Binding Effect on Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company and Employee (and their respective heirs, successors, legal representatives and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement, except that (i) the Affiliates shall have the various rights and remedies accorded to them under Sections 5, 6, 7, 8, 9, 10, 12, 13 and 17, and (ii) the Company’s and the Affiliates’ managers, directors, officers, members, shareholders, employees and agents shall have the rights accorded to them under Section 17.  Neither the Affiliates, nor any of the Company’s or the Affiliates’ managers, directors, officers, members, shareholders, employees or agents, have, however, any liabilities, responsibilities, duties or obligations under this Agreement.

25.   Severability.  In the event any provision of this Agreement (including any of Sections 5(d), 5(f), 6, 7, 8 or 9) is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable.  In the event any provision of this Agreement (including any of Sections 5(d), 5(f), 6, 7, 8 or 9) is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent.  Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

26.   Assignment.  This Agreement may be assigned, in whole or in part, by the Company without the consent of Employee.  This Agreement may not be assigned by Employee, voluntarily or involuntarily, or by operation or act of process of law or equity, or otherwise, without the express prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

27.   Section 409A.  It is intended that any amount payable under this Agreement, and the exercise of authority or discretion by the Company or Employee hereunder, be exempt from or comply and be construed in accordance with Internal Revenue Code Section 409A and the Treasury regulations promulgated thereunder (“Section 409A”) so as not to incur the interest or additional tax imposed by Section 409A.  Any right to multiple payments provided hereunder is to be treated as a right to a series of separate payments.  If Employee is a “specified employee” as of the date of his “separation from service” according to Section 409A, then, to the extent any payments made to Employee on account of his separation from service pursuant to this Agreement or otherwise constitute a deferral of compensation subject to Section 409A, such payments will be delayed until the first day of the calendar month occurring more than six months after Employee’s date of separation from service (or, if earlier, occurring after the date of Employee’s death).

28.   Integration; Entire Agreement.  This Agreement, any Employee Guidelines, and all exhibits and schedules hereto constitute the entire agreement between the Company and Employee pertaining to the subject matters hereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the Company and Employee in connection with the subject matters hereof.  All exhibits and schedules are incorporated into this Agreement by this reference as if set forth in their entirety and constitute a part hereof.

29.   Consent to Jurisdiction.  Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any United States or Iowa court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Agreement, and the Company and Employee irrevocably agree that all claims and counterclaims in respect of any such action or proceeding may be heard and determined in any such United States or Iowa court.  The Company and Employee irrevocably waive any objection, including any objection to the laying of venue based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in any such courts.  Actions to enforce any judgments or awards of any such courts may be brought in any other court with jurisdiction.  The Company and Employee acknowledge that this Section is reasonable given that, among other things, the principal place of business of the Company is located in, and the operations of the Company are conducted out of, Iowa.

30.   Waiver of Jury Trial.  THE COMPANY AND EMPLOYEE HEREBY UNCONDITIONALLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO AND IN ANY ACTION, SUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEMAND OR OTHER MATTER WHATSOEVER ARISING OUT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the 4th day of March, 2019.

Lincolnway Energy, LLC
By:	/s/ Jeff Taylor	/s/ Mike Hollenberg
Name: Jeff Taylor		Name: Mike Hollenberg
Title: Chairman
59511 W. Lincoln Highway		1410 19th
Nevada, Iowa 50201		Address

Boone, Iowa 50036

Schedule 1 ‑ Amount of Annual Salary [Section 2(a)]

SCHEDULE 1

TO

EMPLOYMENT AGREEMENT

BETWEEN LINCOLNWAY ENERGY, LLC AND MIKE HOLLENBERG

ANNUAL SALARY AMOUNT

$200,000.00

This Schedule 1 is effective as of March 4, 2019.